[MISSION RESOURCES LOGO]	Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010-3039

NEWS RELEASE

Contact:	Ann Kaesermann

Vice President—Accounting & Investor Relations, CAO

investors@mrcorp.com

(713) 495-3100

Mission Resources Announces New Director

HOUSTON, November 20, 2003—Mission Resources Corporation (NASDAQ: MSSN) announced today the election of Joseph N. Jaggers to the Company’s Board of Directors.

Mr. Jaggers (49) has over 23 years in the oil and gas industry in engineering, operations, and management positions. He was named Vice President, Exploration and Production for Williams Companies, Inc., (NYSE: WMB) Denver region in August 2001. Prior to his position at Williams, Mr. Jaggers served as President and Chief Operating Officer of Barrett Resources Corporation in Denver until August 2001, when Barrett was acquired by Williams. He has also served in a variety of positions of increasing responsibility with BP Amoco, both in the United States and internationally, from 1981 to 2000. He is a member of the Society of Petroleum Engineers, on the Board of the Independent Petroleum Association of the Mountain States and President of the Colorado Oil and Gas Association. Mr. Jaggers earned a bachelor’s of science degree in engineering from the United States Military Academy at West Point and served in the United States Army for six years.

“We are very pleased to welcome Joe to the Board,” said Mission Chairman, President and Chief Executive Officer, Robert L. Cavnar. “He brings a wealth of technical, operational and business experience with him and will add greatly to our depth of knowledge in the exploration and production business.”

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.